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                        INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Suiza Foods Corporation on Form S-1 of our reports on the consolidated financial statements of Suiza Foods Corporation dated February 18, 1996 (February 29, 1996 as to Note 13); the combined financial statements of Pre-Acquisition Suiza-Puerto Rico dated April 15, 1994; the financial statements of Pre-Acquisition Velda Farms dated November 4, 1994; and the financial statements of Swiss Dairy dated August 28, 1996, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
September 30, 1996